Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Verizon Savings and Security Plan for Mid-Atlantic Associates (the Plan) of Verizon Communications Inc. (Verizon) of our report dated June 29, 2010, with respect to the financial statements and supplemental schedule of the Plan included in the Annual Report of the Plan (Form 11-K) for the year ended December 31, 2009, filed with the Securities and Exchange Commission.

/s/ Mitchell & Titus LLP

Mitchell & Titus LLP

New York, New York

September 7, 2010